CleanSpark Announces Increase in Year-to-Date Revenues through April 2020

SALT LAKE CITY, May 5, 2020 -- CleanSpark, Inc. (Nasdaq: CLSK), a diversified software and services company, today announced that as of April 30, 2020, its revenues for the prior seven months were approximately $5.6 million which surpasses its revenues for the entire 2019 fiscal year of $4.5 million by 24%.

CleanSpark’s Chief Executive Officer, Zach Bradford, stated, “We have achieved significant progress even in the face of COVID-19. Our current fiscal year-to-date revenues through April 30, 2020 of approximately $5.6 million represent an increase of approximately 414% over the comparable year-to-date revenues in 2019. Our projections lead us to believe that we can maintain course and double our 2019 fiscal year revenues in 2020 and achieve our corporate goal of profitability by the end of this calendar year.”

Mr. Bradford continued: “CleanSpark’s revenue growth has continued to increase over the past two quarters. The company has been able to maintain momentum even in the face of the current economic slowdown. We are optimistic that this momentum can continue throughout 2020 and into 2021. We believe our momentum will continue as we expect to see growth in our core software and energy products along with an increase in new software service contracts from our recently acquired subsidiary, p2klabs.”

Parties interested in learning more about CleanSpark’s software platforms or services are encouraged to inquire by contacting the Company directly at info@cleanspark.com, or visiting the Company’s website at www.Cleanspark.com.

About CleanSpark:

CleanSpark is a software and services company which offers software and intelligent controls for microgrid and distributed energy resource management systems and innovative strategy and design services.  The Company provides advanced energy software and control technology that allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military, agricultural and municipal deployment. Our product and services consist of intelligent energy controls, microgrid modeling software, and innovation consulting services in design, technology, and business process methodologies to help transform and grow businesses.

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the fitness of the product for a particular application or market, the expectations of future growth may not be realized, timing of deliveries, demand for our software products, the effect of COVID-19 on the economy and markets, generally, and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact - Investor Relations:

CleanSpark Inc.

Investor Relations

(801)-244-4405